Opinion of McKee Nelson LLP	Exhibit 5.1

[McKee Nelson LLP Letterhead]

July 13, 2004

Saxon REIT, Inc.

4860 Cox Road, Suite 300

Glen Allen, Virginia 23060

Re:	Registration of Securities of Saxon REIT, Inc.

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form S-4 (File No. 333-112834), as amended (the “Registration Statement”), of Saxon REIT, Inc., a Maryland corporation (the “Company”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 33,739,498 shares of common stock, par value $0.01 per share (the “Shares”), to be issued pursuant to an Agreement and Plan of Merger dated July 12, 2004, among the Company, Saxon Capital, Inc., Saxon Merger Corporation, and Saxon Capital Holdings, Inc. (the “Merger Agreement”).

We are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares pursuant to the Merger Agreement as described in the Registration Statement and the countersigning of any certificates representing the Shares by a duly authorized signatory of the registrar for the Company or the book-entry of the Shares by the transfer agent for the Company’s common stock in the name of the Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

Saxon REIT, Inc.

July 13, 2004

This opinion is being furnished to you for use in connection with the Registration Statement. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP